Exhibit 24.1
SUBSTITUTE POWER OF ATTORNEY

Under the terms of powers of attorney
(each, a "Power of Attorney")previously filed with the U.S. Securities and Exchange Commission, the undersigned was appointed an attorney-in-fact for the following individuals to, among other things, execute for and on behalf of the following individuals in their respective capacities as officers and/or directors of Vera Bradley, Inc. (the "Company") any Forms 3, 4 and 5 or any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder:

Barbara B. Baekgaard
Edward M. Schmults
Frances P. Philip
John E. Kyees
Kevin J. Sierks
Kimberly F. Colby
Mary Lou Kelley
Matthew McEvoy
P. Michael Miller
Patricia R. Miller
Richard Baum
Robert J. Hall
Robert Wallstrom
Sue Ellen Fuller
Theresa Palermo

In accordance with the authority granted under each Power of Attorney, including the power of substitution, the undersigned hereby appoints Stephen J. Hackman as substitute attorney-in-fact, on behalf of each individual named above, with the power to exercise and execute all of the powers granted to or conferred upon the undersigned in the original Power of Attorney.

This Substitute Power of Attorney shall remain in full force and effect with respect to each named individual until the named individual is no longer required to file Forms 3, 4 and 5 with respect to the named individual's holdings of and transactions in securities issued by the Company, unless earlier revoked by the named individualin a signed writing delivered to the substitute attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Substitute
Power of Attorney to be executed as of this 16th day of June, 2016.

/s/ Anastacia S. Knapper
Name: Anastacia S. Knapper
Title: Attorney-in-Fact